Exhibit 16.1
[Letterhead of KPMG LLP
55 Second Street
San Francisco, CA 94105]
May 8, 2008
Securities and Exchange Commission
100 F Street N.E
Washington, DC 20549
Ladies and Gentleman,
We were previously principal accountants for Capital Corp of the West and on April 2, 2008, we reported on the consolidated financial statements of Capital Corp of the West as of and for the years ended December 31, 2007 and 2006 and the effectiveness of internal control over financial reporting as of December 31, 2007. On May 2, 2008 we resigned. We have read Capital Corp of the West’s statements included under Item 4.01 of its Form 8-K dated May 8, 2008, and we agree with such statements.
Very truly yours,
/s/ KPMG LLP